                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                      ISOLYSER COMPANY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                             ISOLYSER COMPANY, INC.
                             650 ENGINEERING DRIVE
                                TECHNOLOGY PARK
                            NORCROSS, GEORGIA 30092

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 27, 1998

To the Shareholders:

    The Annual Meeting of Shareholders of Isolyser Company, Inc. (the "Company") will be held at the Crown Plaza Ravinia, 4355 Ashford-Dunwoody Road, Atlanta, Georgia, on Wednesday May 27, 1998, at 2:00 p.m. for the following purposes, all as set forth in the attached Proxy Statement:

        1. To elect seven directors to serve for one-year terms expiring at the annual meeting in 1999 and until their successors are elected and qualified. The Board of Directors' nominees are named in the attached Proxy Statement.

        2. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Only shareholders of record on the books of the Company at the close of business on April 13, 1998, are entitled to receive notice of and to vote at the meeting.

    Shareholders are cordially invited to attend the meeting in person. However, whether or not you expect to attend, we urge you to read the accompanying Proxy Statement and then complete, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope. It is important that your shares be represented at the meeting, and your promptness will assist us to prepare for the meeting and to avoid the cost of a follow-up mailing. If you receive more than one proxy card because you own shares registered in different names or at different addresses, each proxy card should be completed and returned.

                                          Sincerely,

                                                    [SIGNATURE]

                                          Terence N. Furness

                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

Norcross, Georgia

April 24, 1998

                             ISOLYSER COMPANY, INC.
                             650 ENGINEERING DRIVE
                                TECHNOLOGY PARK
                            NORCROSS, GEORGIA 30092

                            ------------------------

                                PROXY STATEMENT
                                      FOR
             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 27, 1998

                            ------------------------

                              GENERAL INFORMATION

    This Proxy Statement is furnished to shareholders of Isolyser Company, Inc., a Georgia corporation ("Isolyser" or the "Company"), in connection with the solicitation by the Board of Directors of Isolyser (the "Board of Directors" or "Board") of proxies for use at its Annual Meeting of Shareholders (the "Meeting") scheduled to be held on Wednesday, May 27, 1998, at 2:00 p.m., Atlanta time, at the Crown Plaza Ravinia, 4355 Ashford-Dunwoody Road, Atlanta, Georgia, and at any and all adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy were first mailed to shareholders on or about April 24, 1998.

    At the Meeting, shareholders of Isolyser will vote upon: (1) the election of seven directors; and (2) such other business as may properly come before the Meeting and any and all adjournments thereof.

VOTING RIGHTS AND VOTES REQUIRED

    The close of business on April 13, 1998, has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting. As of the close of business on such date, Isolyser had outstanding and entitled to vote 40,004,411 shares of Common Stock, $.001 par value per share ("Common Stock").

    A majority of the outstanding shares of Common Stock on the record date must be represented in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business. The record holder of each share of Common Stock entitled to vote at the Meeting will have one vote for each share so held. Abstentions will be treated as Common Stock present and entitled to vote for purposes of determining the presence of a quorum.

    Directors are elected by a plurality of the votes cast. Shareholders may not cumulate their votes. The seven candidates receiving the highest number of votes will be elected. In tabulating the votes, abstentions and broker nonvotes will be disregarded and have no effect on the outcome of the vote.

VOTING OF PROXIES

    Shares represented by all properly executed proxies will be voted at the Meeting in accordance with the instructions specified thereon. If no instructions are specified, the shares represented by any properly executed proxy will be voted FOR the election of the nominees listed below under "Election of Directors."

    The Board of Directors is not aware of any matter that will come before the Meeting other than as described above. However, if any such other matter is duly presented, in the absence of instructions to the contrary, such proxies will be voted in accordance with the judgment of the proxy holders with respect to such matter properly coming before the Meeting.

REVOCATION OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by a shareholder at any time before it is exercised. Any proxy may be revoked by a writing, by a valid proxy bearing a later date delivered to Isolyser or by attending the Meeting and voting in person.

SOLICITATION OF PROXIES

    The expenses of this solicitation will be paid by Isolyser. To the extent necessary to ensure sufficient representation at the Meeting, proxies may be solicited by any appropriate means by officers, directors and regular employees of Isolyser, who will receive no additional compensation therefor. Isolyser will pay persons holding shares in their names or in the names of their nominees, but not owning such stock beneficially (such as brokerage houses, banks and other fiduciaries), for the expense of forwarding soliciting material to their principals.

                        DIRECTORS AND EXECUTIVE OFFICERS

    Proxies will be voted for the election of the following seven nominees as directors to serve until the 1999 Annual Meeting of Shareholders or until their successors are elected and qualified. The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares cast in the election of directors. All of the nominees, except Mr. McKinley, are presently members of the Board. The Board of Directors has no reason to believe that any of the nominees will be unavailable for service if elected, but if any are unavailable, proxies will be voted for such substitute as the Board may designate.

NAME                                                                           AGE      DIRECTOR SINCE
-------------------------------------------------------------------------      ---      ---------------
Gene R. McGrevin.........................................................          55           1997
Terence N. Furness.......................................................          50           1998
Travis W. Honeycutt......................................................          55           1987
Dan R. Lee...............................................................          50           1996
Rosdon Hendrix...........................................................          58           1994
Kenneth F. Davis.........................................................          47           1996
John E. McKinley.........................................................          54         --

    GENE R. MCGREVIN was elected Chairman of the Board of Directors and acting President of the Company in April 1997, and currently serves as Chairman of Isolyser. Mr. McGrevin also serves as chairman and chief executive officer of P.E.T.Net Pharmaceutical Services, LLC, a manufacturer and distributor of radiopharmaceuticals. Mr. McGrevin previously served as Vice Chairman and Chief Executive Officer of Syncor International Corp., a public company in the nuclear medicine industry, with which Mr. McGrevin was associated since 1987. Prior to running Syncor, Mr. McGrevin served in executive positions with various health care businesses including President of the Health Care Products Group of Kimberly-Clark Corporation, founder and President of a consulting firm specializing in the health care industry and an executive officer of VHA Enterprises, Inc.

    TERENCE N. FURNESS was elected President and Chief Executive Officer of the Company effective January 1, 1998. Mr. Furness has 22 years experience in the medical device industry. Prior to accepting this position with Isolyser, Mr. Furness served as President of Zimmer, Inc., a wholly owned subsidiary of Bristol-Myers Squibb, from 1995 to 1997, and as Senior Vice President Strategic Planning of Bristol-Myers Squibb for a portion of 1997. From 1990 to 1995, Mr. Furness served as President of the Medical Products Group of Smith & Nephew, plc, an international healthcare and consumer products firm. He holds a Bachelor of Science in Physics from the University of North Carolina at Chapel Hill and a Master in Business Administration from Harvard Graduate School of Business.

    TRAVIS W. HONEYCUTT has been Executive Vice President, Secretary and a Director of the Company since its inception in 1987. Prior to his founding the Company with Mr. Taylor in 1987, Mr. Honeycutt had over 20 years of experience in new product development for the industrial and health care markets.

    DAN R. LEE became an executive officer of the Company following the conclusion of Isolyser's acquisition of Microtek Medical, Inc. ("Microtek") effective September 1, 1996 (the "Microtek Acquisition"), and became a director of the Company in December, 1996. Prior to accepting such positions with the Company, Mr. Lee had served as the Vice President and Chief Operating and Financial Officer of

Microtek since 1987. Previous to that time, he was engaged in the public accounting practice, including more than five years with KPMG Peat Marwick.

    ROSDON HENDRIX was elected a Director of the Company in December 1994. Until he retired in June 1992, Mr. Hendrix served for approximately 30 years in various financial positions for General Motors Corporation, including serving as Resident Comptroller from 1975 until his retirement. Since June 1992, Mr. Hendrix has engaged in efficiency consulting studies with various governmental authorities and businesses in Georgia.

    KENNETH F. DAVIS was elected a Director of the Company in January 1996. Dr. Davis has been a practicing surgeon on the staff of the Harbin Clinic and Redmond Regional Medical Center, Rome, Georgia since 1986. In addition, Dr. Davis serves on the Board of AmSouth Bank of Georgia, a publicly owned bank, as well as various other companies including a privately held hospital consulting firm.

    JOHN E. MCKINLEY is a nominee as director of the Company and has not formerly been associated with the Company. Between 1991 and 1996, Mr. McKinley was the principle operating officer of BankSouth Corporation, Atlanta, Georgia, where he was a Board member and Chairman of the Credit Policy Committee. Mr. McKinley also headed the Management Committee of Bank South, which included direct responsibility for credit policy, business banking and mortgage banking. From 1969 to 1991, Mr. McKinley worked with Citizens and Southern National Bank and C&S/Sovran where he was the chief credit officer of C&S Georgia Corporation and a senior vice president. Additionally, Mr. McKinley has taught in numerous banking schools and has authored or co-authored numerous books and articles on banking. Since 1996, Mr. McKinley has been engaged in private consulting services. Mr. McKinley also serves as a director of Inficorp Holdings, Inc.

    Listed below is information regarding the executive officers of the Company who are not also directors:

    MIGIRDIC NALBANTYAN (age 55) was elected as an Executive Vice President of the Company effective February 1, 1998, and is currently in charge of the Company's OREX Commercial Development business unit. Prior to accepting such position, Mr. Nalbantyan served in various executive positions, including president, of BBA Nonwovens, a division of BBA Group PLC and now one of the worlds largest manufacturer of nonwoven products, from 1986 to 1997. From 1968 to 1986 he held various manufacturing, process and product development, marketing and business planning positions at DuPont's Textile Fibers operations.

    PETER A. SCHMITT (age 38) was elected Vice President of Finance, Chief Financial Officer, Treasurer and Assistant Secretary of the Company effective in May, 1997. Prior to accepting such position, Mr. Schmitt served for two years as the chief financial officer and general manager of the Company's custom procedure tray business. From 1993 to 1995 Mr. Schmitt was controller of Digene, Inc., a biotechnology company. From 1991 to 1993, Mr. Schmitt was part of a management turnaround team for a private printing company and between 1985 and 1990 Mr. Schmitt was employed by Touche Ross & Company and Coopers & Lybrand as a senior auditor and audit supervisor, respectively.

    LESTER J. BERRY (age 64) became an executive officer of the Company following the conclusion of the acquisition of Microtek. Prior to that time, Mr. Berry had served as a director and officer of Microtek since 1994. From 1987 through 1993, Mr. Berry served in various capacities at 3M Corporation, including service as a National Sales and Marketing Manager, Medical Specialties, and as the National Sales Manager, Health Care Specialties.

    RICHARD SETIAN (age 38) was elected Vice President of Marketing in May, 1996, after working with the Company's marketing department since his association with the Company in April, 1995. Between December, 1992 and March, 1995, Mr. Setian served as Executive Vice President of Maxxim in its Boundary division. Prior to his joining Maxxim, Mr. Setian held various sales and marketing positions with Kendall Healthcare Products.

    MICHAEL MABRY (age 35) was elected Vice President of Operations of the Company effective in May, 1997, and now serves as Vice President and General Manager for the Company. Prior to accepting such position, Mr. Mabry served in various positions with the Company (including Chief Information Officer) since his joining the Company in September, 1995. From 1984 to 1995, Mr. Mabry was employed by DeRoyal Industries where his career advanced from software engineer to vice president of information systems and operations.

    DAVID W. VELMOSKY (age 48) was appointed Vice President of Human Resources of the Company effective in May, 1997. Prior to accepting such position, Mr. Velmosky served in a non-executive capacity as Vice President of Human Resources of the Company since his joining the Company in July, 1996. Mr. Velmosky was formerly employed as Vice President of Human Resources for Atlantis Plastics, Inc. from 1994 to 1996. Between 1992 and 1994, Mr. Velmosky was in the human resources department of Pittsburg Plate and Glass. In addition to a bachelors degree in industrial psychology, Mr. Velmosky holds numerous advanced certifications in employment law, ERISA benefits and compensation practices.

    THEODORE M. DUBOSE, IV (age 52) was elected Vice President of Industrial Sales for the Company effective in May, 1997. Prior to accepting such position, Mr. DuBose served in various non-executive capacities on behalf of the Company including manager of Industrial Sales and President of SafeWaste Corporation, since the date of his joining the Company as result of the Company's acquisition of SafeWaste Corporation in May, 1995. Mr. DuBose founded the predecessor of SafeWaste in 1992. Prior to SafeWaste, Mr. DuBose served in various executive capacities with both entrepreneurial and large construction industry companies.

    The Company's Articles of Incorporation adopt the provisions of the Georgia Business Corporation Code (the "Corporation Code") providing that no member of the Company's Board of Directors shall be personally liable to the Company or its shareholders for monetary damages for any breach of his duty of care or any other duty he may have as a director, except liability for any appropriation, in violation of the director's duties, of any business opportunity of the Company, for any acts or omissions that involve intentional misconduct or a knowing violation of law, for liability under the Corporation Code for unlawful distributions to shareholders, and for any transaction from which the director receives an improper personal benefit.

    The Company's Bylaws provide that each officer and director shall be indemnified for all losses and expenses (including attorneys' fees and costs of investigation) arising from any action or other legal proceeding, whether civil, criminal, administrative or investigative, including any action by and in the right of the Company, because he is or was a director, officer, employee or agent of the Company or, at the Company's request, of any other organization. In the case of an action by or in the right of the Company, such indemnification is subject to the same exceptions, described in the preceding paragraph, that apply to the limitation of a director's monetary liability to the Company. The Bylaws also provide for the advancement of expenses with respect to any such action, subject to the officer's or director's written affirmation of his good faith belief that he has met the applicable standard of conduct, and the officer's or director's written agreement to repay any advances if it is determined that he is not entitled to be indemnified. The Bylaws permit the Company to enter into agreements providing to each officer or director indemnification rights substantially similar to those set forth in the Bylaws, and such agreements have been entered into between the Company and each of the members of its Board of Directors. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Articles of Incorporation and Bylaws, it provides greater assurances to officers and directors that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the shareholders to eliminate the rights it provides.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

    The Board of Directors maintains standing Audit and Compensation Committees. The Board has not established a standing nominating committee.

    The Audit Committee, currently consisting of Rosdon Hendrix and a vacant seat (such seat had been filled by Olivia Kirtley, a former independent director who recently resigned due to other commitments), recommends to the Board the firm of independent public accountants that audits the consolidated financial statements of Isolyser and its subsidiaries, reviews the plan and scope of any audit of the Company's financial statements, reviews the financial statements, and reviews matters pertaining to the audit. The primary function of the Audit Committee is to strengthen the independence and objectivity of the external auditors and to monitor the accuracy and completeness of the Company's financial statements and matters which relate to them. It should be noted, however, that the members of the Committee are not necessarily experts in the fields of auditing and accounting and do not provide special assurances on such matters. The Audit Committee met four times during 1997.

    The Compensation Committee, consisting of Rosdon Hendrix and Kenneth F. Davis, makes recommendations to the Board regarding the compensation of executive officers and administers Isolyser's incentive plans, including the Stock Option Plan and the Stock Purchase Plan. The Compensation Committee's report on executive compensation begins at page 14 of this Proxy Statement. The Compensation Committee met five times during 1997.

    The Board of Directors held eight meetings during 1997. Each incumbent director attended at least 75 percent of the aggregate of the meetings of the Board of Directors and of the committees of which he was a member.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.

    Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules issued thereunder, Isolyser's executive officers and directors and any persons holding more than ten percent of the Company's Common Stock are required to file with the Securities and Exchange Commission (the "Commission") and The Nasdaq Stock Market reports of their initial ownership of the Company's Common Stock and any changes in ownership of such common stock. Specific due dates have been established and the Company is required to disclose in its Annual Report on Form 10-K and Proxy Statement any failure to file such reports by these dates. Copies of such reports are required to be furnished to Isolyser. Based solely on its review of the copies of such reports furnished to Isolyser, or written representations that no reports were required, Isolyser believes that, during 1997, all of its executive officers (including the Named Executive Officers), directors and persons owning more than 10% of its common stock complied with the
Section 16(a) requirements except Mr. Schmitt filed a Form 4 late, Mr. DuBose amended a timely filed Form 3 to correct a typographical error and Jamal Silim (a former director) filed a Form 5 late reporting an exempt option grant.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of April 23, 1998, certain information regarding the beneficial ownership of common stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock, (ii) each director nominee and Named

Executive Officer identified under "Executive Compensation" below, and (iii) all directors and executive officers as a group:

                                                                                                  PERCENTAGE OF
                                                                                                      COMMON
                                                                                   SHARES             STOCK
                                                                                BENEFICIALLY       BENEFICIALLY
NAME OF BENEFICIAL OWNER                                                            OWNED             OWNED
----------------------------------------------------------------------------  -----------------  ----------------
Robert L. Taylor (1)........................................................       2,789,750                7.0%
Travis W. Honeycutt (2).....................................................       2,900,388                7.3%
Gene R. McGrevin (3)........................................................         170,000                  *
Dan R. Lee (4)..............................................................         352,610                  *
Lester J. Berry (5).........................................................          92,974                  *
Rosdon Hendrix (6)..........................................................         102,000                  *
Kenneth Davis (7)...........................................................          89,243                  *
Terence N. Furness (8)......................................................          50,000                  *
Peter A. Schmitt (9)........................................................          36,500                  *
John E. McKinley............................................................         120,000                  *
Dimensional Fund Advisors, Inc. (10)........................................       2,131,925                5.3
All directors and executive officers as a group (14 persons) (11)...........       4,087,152               10.0%

------------------------

*   Represents less than 1% of the common stock

(1) As reported by Mr. Taylor in a Statement on Schedule 13G filed with the Commission. Includes 2,600 shares of common stock over which Mr. Taylor acts as custodian under the Georgia Transfers to Minors Act, and options to acquire 26,666 shares exercisable within 60 days.

(2) Includes options to acquire 26,666 shares exercisable within 60 days.

(3) Includes options to acquire 150,000 shares exercisable within 60 days.

(4) Includes options to acquire 342,545 shares exercisable within 60 days.

(5) Includes options to acquire 82,500 shares exercisable within 60 days.

(6) Includes options to acquire 56,000 shares exercisable within 60 days.

(7) Includes options to acquire 54,000 shares exercisable within 60 days.

(8) Includes options to acquire 50,000 shares exercisable within 60 days.

(9) Includes options to require 35,000 shares exercisable within 60 days.

(10) As reported by Dimensional Fund Advisors, Inc. ("DFA") in a Statement on
    Schedule 13G filed with the Commission. All such shares are held by advisory clients of DFA. The address of DFA is 1299 Ocean Street, 11th Floor, Santa Monica, CA 90401.

(11) Includes options to acquire 967,377 shares exercisable within 60 days.

                             EXECUTIVE COMPENSATION

COMPENSATION TABLES

    The following table sets forth the cash and non-cash compensation paid by the Company (or Microtek for services rendered during the years ended December 31, 1996 and 1995), to the two individuals serving as the Company's chief executive officer during portions of 1997, and each of the four most highly compensated executive officers of the Company other than such chief executive officers who were serving as executive officers at December 31, 1997 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                ANNUAL COMPENSATION                    LONG-TERM
                                                 --------------------------------------------------  COMPENSATION
                                                                                     OTHER ANNUAL       AWARDS        ALL OTHER
NAME AND PRINCIPAL POSITION                        YEAR       SALARY      BONUS      COMPENSATION     OPTIONS (#)   COMPENSATION
-----------------------------------------------  ---------  ----------  ----------  ---------------  -------------  -------------
Gene R. McGrevin...............................       1997  $   67,874      --            --             150,000         --
  Chairman, Former President
Robert L. Taylor,..............................       1997  $  150,000      --            --              --          $   2,998(1)
  Former Chairman, President and Chief                1996  $  150,000      --            --              40,000      $   2,453(1)
  Executive Officer                                   1995  $  150,000      --            --              --          $   2,570(1)
Travis W. Honeycutt............................       1997  $  150,000      --            --              --          $   3,235(2)
  Executive Vice President                            1996  $  150,000      --            --              40,000      $   3,235(2)
                                                      1995  $  150,000      --            --              --          $   3,235(2)
Dan R. Lee.....................................       1997  $  150,000      --            --             100,000      $   4,978(4)
  Executive Vice President (3)                        1996  $  150,000  $  100,000        --              50,000      $   4,417(4)
                                                      1995  $  150,000  $  100,000        --              41,250      $   5,093(4)
Lester J. Berry................................       1997  $  150,000      --            --              --          $   9,302(5)
  Vice President (3)                                  1996  $  150,000  $  100,000        --              --          $   7,539(5)
                                                      1995  $  150,000  $   74,000        --              16,500      $   6,427(5)
Peter A. Schmitt...............................       1997  $  137,000  $   25,587        --              --          $   9,114(6)

------------------------

(1) This amount represents the Company's payment ($2,125) for $500,000 of term life insurance and contributions to a 401(k) plan ($873, $328 and $445 in 1997, 1996 and 1995 respectively).

(2) This amount represents the Company's payment on Mr. Honeycutt's behalf, for $500,000 term life insurance policies.

(3) Compensation earned prior to 1997 by Messrs. Lee and Berry stated in the table is based upon compensation plans of Microtek as these individuals were executive officers of Microtek prior to the Microtek acquisition effected September 1, 1996.

(4) This amount represents payment ($2,036 per year) for $250,000 term life insurance and contributions for a 401(k) plan for the balance of the amount stated.

(5) This amount represents the Company's payment ($5,158 per year) for $250,000 term life insurance and contributions for a 401(k) plan for the balance of the amount stated.

(6) This amount represents relocation expenses ($6,969) and contributions to a 401(k) plan for the balance ($2,145) of the amount stated.

EMPLOYMENT ARRANGEMENTS

    The Company is a party to employment agreements with all of its Named Executive Officers, except Travis W. Honeycutt. In connection with Mr. McGrevin's acceptance of his position as Chairman of the Board of Directors and acting President of the Company, the Company and Mr. McGrevin entered into an employment agreement pursuant to which Mr. McGrevin agreed to serve in such capacities until December 31, 1997, or such later date as the Company and Mr. McGrevin might mutually agree. Such agreement, which expired effective December 31, 1997, provided for a fixed salary, allowed Mr. McGrevin to participate in Company sponsored employee benefit plans and set forth Mr. McGrevin's agreement to certain restrictive covenants relating to the protection of confidential information. The agreement was terminable by the Company at any time with or without cause and without any obligation in respect of severance.

    Subsequent to Mr. Taylor's retirement as Chairman, Chief Executive Officer and President of the Company, the Company and Mr. Taylor concluded the terms of an employment agreement pursuant to which the Company retained the continuing services of Mr. Taylor as a non-executive employee through August 30, 1999 and obtained Mr. Taylor's agreement to certain restrictive covenants including covenants relating to the protection of confidential information and restricting Mr. Taylor's ability to compete against the Company. In consideration of the foregoing, the Company agreed to continue Mr. Taylor's salary ($150,000 per year) and certain Company-funded health and life insurance benefits through the term of such employment agreement.

    In the fourth quarter of 1997, the Company and Dan R. Lee concluded an employment agreement providing that Mr. Lee agrees to continue to serve as an employee of the Company through March 31, 2000, and specifies a certain minimum salary and benefits. The agreement also includes certain restrictive covenants including covenants relating to the protection of confidential information and restricting competition against the Company. The agreement is terminable by the Company with or without cause. In the event of any termination of Mr. Lee's employment by the Company without cause, the Company remains obligated to pay the base salary provided in the agreement through March 31, 2000.

    Mr. Berry is a party to an employment agreement with Microtek expiring on January 3, 1999. Such employment agreement specifies a minimum salary and benefits payable to him during the term of the employment agreement and, in consideration therefore, contains certain provisions restricting his ability to compete against the Company after termination of the agreement or to use or disclose confidential information. In connection with the Microtek acquisition, Mr. Berry agreed to delete certain compensatory provisions of such agreement otherwise arising in the event of certain events constituting a change of control.

    Effective March 12, 1998, Mr. Schmitt entered into an employment agreement with the Company expiring on March 12, 2001. Such employment agreement specifies a minimum salary and benefits payable to him during the term of the employment agreement. The agreement also includes certain restrictive covenants including covenants relating to the protection of confidential information and restricting competition against the Company. The agreement is terminable by the Company or the employee with or without cause. In the event of termination of the agreement by the Company without cause, or by the employee for good reason (as defined), the employee would be entitled to specified severance of between six months and one year of salary. In the event of any termination of Mr. Schmitt's employment occurring within six months after a change of control (as defined) of the Company, other than a termination of employment as a result of death, disability or for cause, then the Company is obligated to pay a severance in amount equal to 2.99 times Mr. Schmitt's annual base salary as then in effect plus certain other amounts primarily involving continuation of health insurance for up to one year following the date of such termination of employment. In the event any such payments would be subject to the excise tax imposed under the Internal Revenue Code, then such amount would be reduced to the extent necessary so that no payment shall be subject to such excise tax unless any such reduction would net the employee a lesser amount on an after-tax basis.

EMPLOYEE BENEFIT PLANS

    STOCK OPTION PLAN. In April 1992, the Board of Directors and shareholders of the Company adopted a Stock Option Plan (the "Plan"). The Plan currently provides for the issuance of options to purchase up to 4,800,000 shares of common stock (subject to appropriate adjustments in the event of stock splits, stock dividends and similar dilutive events). Options may be granted under the Plan to employees, officers or directors of, and consultants and advisors to, the Company who, in the opinion of the Compensation Committee, are in a position to contribute materially to the Company's continued growth and development and to its long-term financial success. The Plan is administered by a committee appointed by the Board of Directors. The Compensation Committee has been designated by the Board of Directors as the committee to administer the Plan. The purposes of the Plan are to ensure the retention of existing executive personnel, key employees and consultants of the Company, to attract and retain new executive personnel, key employees and consultants and to provide additional incentives by permitting such individuals to participate in the ownership of the Company.

    Options granted to employees may either be incentive stock options (as defined in the Internal Revenue Code (the "Code")) or nonqualified stock options. The exercise price of the options shall be determined by the Board of Directors or the committee at the time of grant, provided that the exercise price may not be less than the fair market value of the Company's common stock on the date of grant as determined in accordance with the limitations set forth in the Code. The terms of each option and the period over which it vests are determined by the committee, although no option may be exercised more than ten years after the date of grant and all options become exercisable upon certain events defined to constitute a change of control. To the extent that the aggregate fair market value, as of the date of grant, of shares with respect to which incentive stock options become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the portion of such option which is in excess of the $100,000 limitation will be treated as a nonqualified stock option. In addition, if an optionee owns more than 10% of the total voting power of all classes of the Company's stock at the time the individual is granted an incentive stock option, the purchase price per share cannot be less than 110% of the fair market value on the date of grant and the term of the incentive stock option cannot exceed five years from the date of grant. Upon the exercise of an option, payment may be made by cash, check or, if provided in the option agreement, by delivery of shares of the Company's common stock having a fair market value equal to the exercise price of the options, or any other means that the Board or the committee determines. Options are non-transferable during the life of the option holder. The Plan also permits the grant of alternate rights defined as the right to receive an amount of cash or shares of common stock having an aggregate fair market value equal to the appreciation in the fair market value of a stated number of shares of common stock from the grant date to the date of exercise. No alternate rights have been granted under the Plan.

    As of March 24, 1998, options to purchase 4,308,829 shares of common stock were outstanding under the Plan.

    EMPLOYEE STOCK PURCHASE PLAN. In February 1995 the Board approved and in April 1995 the Company's shareholders ratified, the adoption of the Company's Employee Stock Purchase Plan for employees of the Company and its subsidiaries (the "Stock Purchase Plan"). The Stock Purchase Plan was established pursuant to the provisions of Section 423 of the Code. The purpose of the Stock Purchase Plan is to provide a method whereby all eligible employees of the Company may acquire a proprietary interest in the Company through the purchase of common stock. Under the Stock Purchase Plan payroll deductions are used to purchase the Company's common stock.

    An aggregate of 300,000 shares of common stock of the Company have been reserved for issuance under the Stock Purchase Plan, and an aggregate of 113,090 shares of common stock have been purchased and issued under the Stock Purchase Plan. All employees (including officers of the Company) who have been continuously employed for three months or more by the Company or its designated subsidiaries (during which such employee's hours of employment were 1,000 or more) as of the commencement of any offering period under the Stock Purchase Plan are eligible to participate in the Stock Purchase Plan. An employee electing to participate in the Stock Purchase Plan must authorize a whole percentage (not less than 1% nor more than 10%) of the employee's compensation to be deducted by the Company from the employee's pay during each pay period. The price for common stock which is purchased under the Stock Purchase Plan is equal to 85% of the fair market value of the common stock on either the first business day or last business day of the applicable offering period, whichever is lower.

    A participant may voluntarily withdraw from the Stock Purchase Plan at any time by giving at least 30 days notice to the Company prior to the end of the offering period and will receive on withdrawal the cash balance, without interest, then held in the participant's account. Upon termination of employment for any reason, including resignation, discharge, disability or retirement, or upon the death of a participant, the balance of the participant's account, without interest, will be paid to the participant or his or her designated beneficiary. However, in the event of the participant's death, the participant's beneficiary may elect to exercise the participant's option to purchase such number of full shares which such participant's accumulated payroll deductions will purchase at the applicable purchase price.

STOCK OPTIONS

    The Company granted options to its Named Executive Officers in 1997 as set forth in the following table. The Company has no stock appreciation rights ("SARs") outstanding.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                          INDIVIDUAL GRANTS
                                      ----------------------------------------------------------
                                                        PERCENT OF                                 POTENTIAL REALIZABLE VALUE AT
                                        NUMBER OF          TOTAL                                   ASSUMED ANNUAL RATES OF STOCK
                                       SECURITIES      OPTIONS/SARS      EXERCISE                  PRICE APPRECIATION FOR OPTION
                                       UNDERLYING       GRANTED TO        OR BASE                             TERM(1)
                                      OPTIONS/SARS     EMPLOYEES IN        PRICE     EXPIRATION   --------------------------------
NAME                                   GRANTED (#)      FISCAL YEAR       ($/SH)        DATE          5% ($)           10% ($)
------------------------------------  -------------  -----------------  -----------  -----------  ---------------  ---------------
Gene R. McGrevin....................      150,000               23%      $    4.75     04/04/02     $   196,850(1)   $   435,000(1)
Dan R. Lee..........................      100,000               16%      $    4.75     04/04/02     $   131,234(1)   $   290,000(1)

------------------------

(1) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall market conditions.

    The following table sets forth the value of options exercised during 1997 and of unexercised options held by the Company's Named Executive Officers at December 31, 1997.

            AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                     NUMBER OF
                                                                                    SECURITIES
                                                                                    UNDERLYING          VALUE OF UNEXERCISED
                                                                               UNEXERCISED OPTIONS/     IN-THE-MONEY OPTIONS/
                                                                                       SARS                     SARS
                                          SHARES ACQUIRED         VALUE            AT FY-END (#)            AT FY-END ($)
NAME                                      ON EXERCISE (#)     REALIZED ($)    EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
--------------------------------------  -------------------  ---------------  -----------------------  -----------------------
Gene R. McGrevin......................             -0-                -0-            150,000/0                       0/0(1)
Robert L. Taylor......................             -0-                -0-          13,333/26,667                     0/0(2)
Travis W. Honeycutt...................             -0-                -0-          13,333/26,667                     0/0(2)
Dan R. Lee............................             -0-                -0-         309,211/133,334              389,507/0(3)
Lester J. Berry.......................             -0-                -0-            82,500/0                        0/0(4)
Peter A. Schmitt......................             -0-                -0-          35,000/40,000                     0/0(5)

------------------------

(1) The indicated value is based on an exercise price of $4.75 per share and value per share at December 31, 1997 of $2.38.

(2) The indicated value is based on an exercise price of $14.45 per share and value per share at December 31, 1997 of $2.38.

(3) The indicated value is based on exercise prices of $0.83 per share on 251,295 shares, $3.49 per share on 41,250 shares and $7.125 per share on 16,666 shares for exercisable options and $7.125 per share on 33,334 shares and $4.75 per share on 100,000 shares for unexercisable options, and a value per share on December 31, 1997 of $2.38

(4) The indicated value is based on exercise prices of $2.73 per share on 16,500 shares and $3.15 per share on 65,000 shares, and a value per share at December 31, 1997 of $2.38.

(5) The indicated value is based upon an exercise price of $7.125 per share and value per share at December 31, 1997 of $2.38.

DIRECTOR COMPENSATION

    Nonemployee directors of the Company who are not affiliated with greater than five percent shareholders of the Company ("Nonemployee Directors") are compensated $1,000.00 and $250.00 for each meeting of the Board of Directors and Committee of the Board of Directors, respectively, requiring travel for attendance and are reimbursed upon request for the reasonable expenses incurred in attending Board of Directors or committee meetings. In addition, the Company's 1995 Nonemployee Director Stock Option Plan (the "Director Option Plan") provides for automatic grants to each Nonemployee Director of nonqualified stock options covering 2,000 shares of common stock at an exercise price equal to the fair market value of the Company's common stock on the date of grant. The date of grant under the Director Option Plan for each Nonemployee Director then serving as such is at each of the following times: (1) on the effective date of adoption of the Director Option Plan, (2) on the election of a Nonemployee Director to the Board of Directors (except at an annual meeting of shareholders) and (3) following each annual meeting of shareholders occurring subsequent to the first anniversary of the effective date of the Director Option Plan and the date of any option granted to such Nonemployee Director under the Director Option Plan. Options granted under the Director Option Plan may be exercised only by the optionee beginning six months after the date of grant until the earliest of five years after the date of grant, 30 days after ceasing to be a director of the Company (other than due to death or disability) and one year after death or disability.

    During 1996, the Board of Directors, with each Nonemployee Director abstaining, adopted a policy to increase the equity interest of its Nonemployee Directors in the Company by awarding to each such director a stock option for 25,000 shares of Company common stock provided such director had attended at least 75% of the sum of all meetings of the Board of Directors and any committees on which that director served during the first year following his or her election to the Board. Accordingly, each then incumbent Nonemployee Director was awarded at the end of 1996 a non-qualified stock option under the Company's Stock Option Plan covering 25,000 shares of the Company's common stock at an exercise price of $8.00 per share (being the fair market value of the Company's common stock on the grant date) and being exercisable immediately upon the date of grant until the earliest of five years after the grant date or one year after ceasing to be a director of the Company.

    During 1997 in connection with the formation by the Board of Directors of its Executive Committee to assist in the transition of certain duties and the search for a permanent replacement chief executive of the Company, both arising as a result of the retirement of the former President and Chief Executive Officer of the Company, the Board of Directors awarded each of Mr. Hendrix and Dr. Davis, the two Nonemployee Directors on such Executive Committee, a non-qualified stock option under the Company's Stock Option Plan covering 25,000 shares of the Company's common stock at an exercise price of $5.25 per share (being the fair market value of the Company's common stock on the grant date), and being exercisable immediately upon the date of grant until the earliest of five years after the grant date or one year after ceasing to be a director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    P.E.T. Net Pharmaceutical Services, LLC ("PETNet"), a limited liability company which develops and operates facilities to distribute pharmaceuticals to provide diagnostic services through an advanced technology known as positron imaging, leases approximately 3,500 square feet of space included within the Company's administrative headquarters located in Norcross, Georgia. Mr. McGrevin, the Chairman of the Company, serves as the Chairman and Chief Executive Officer of PETNet and is a substantial investor in PETNet. The lease between the Company and PETNet provides for a rental rate of $15.00 per square foot per year ($52,500 per year) which includes certain basic services such as utilities and maintenance within such rental rate. The lease expires June 30, 2000, but may be terminated earlier at the discretion of either party upon six months notice. Prior to entering into such lease, representatives of the Company evaluated rental rates for comparable office space in order to advise the Company's Board of Directors relative to the fairness of the transaction. With Mr. McGrevin abstaining, the Board of Directors approved and authorized the lease transaction.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH IN THE NEXT SECTION SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR SUBJECT TO REGULATIONS 14A OR 14C OF THE COMMISSION OR TO THE LIABILITIES OF
SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT") AND SHALL NOT BE DEEMED INCORPORATED BY REFERENCE INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR THE EXCHANGE ACT, NOTWITHSTANDING ANY GENERAL INCORPORATION BY REFERENCE OF THIS PROXY STATEMENT INTO ANY OTHER DOCUMENT.

    Two outside directors and no inside directors comprise the Compensation Committee of the Board of Directors. Neither of the outside directors serves on the board of any other committee member's company or organization and none of the executive officers of Isolyser serve on the board of any committee member's organization. The Committee has access to outside consultants and counsel at the discretion of the Committee.

    The Committee oversees three elements of executive compensation: base pay or salary, annual performance bonus, and long-term compensation, which currently consists of a stock option plan approved by shareholders. The Committee seeks to provide a competitive compensation package that enables the Company to attract and retain key executives, to integrate pay programs with the business objectives of the Company, and to link individual executive compensation with the Company's performance. The Compensation Committee's responsibilities include: (i) participating in the determination of goals for the Company's executive officers; (ii) participating in the selection and design of compensation packages and programs relating to such goals; (iii) monitoring the effectiveness of the compensation packages and programs; and (iv) monitoring compensation-related developments generally and considering their application to the Company's executive officers.

    BASE PAY. The salary paid to the Company's executives is targeted to be in line with related industry companies of similar size, while taking into account the experience of individual officers and the requirements of attracting prospective key executives to join Isolyser. In general, the Committee attempts to fix base salaries at levels deemed appropriate by the Committee in order that compensation packages may also emphasize result-oriented factors reflected in a bonus potential and the value of stock options and stock ownership. The Committee reviews salaries and pay ranges for its executives, and salaries may be increased based on the Committee's assessment of an individual's performance and contributions to Isolyser goals. Salary adjustments are generally based on historical performance. In the second quarter of 1997, Mr. Taylor, a co-founder of the Company, retired as Chief Executive Officer, and Mr. McGrevin was elected as acting Chief Executive Officer. In connection with Mr. Taylor's retirement, the Compensation Committee approved an Employment Agreement with Mr. Taylor pursuant to which Mr. Taylor agreed to provide continued services to the Company through August 30, 1999 and agreed to certain restrictive covenants including covenants relating to the protection of confidential information and restricting competition against the Company. In exchange for such agreements, the Company agreed to continue Mr. Taylor's base salary as currently in effect through August 30, 1999 and to continue certain life and health insurance benefits for Mr. Taylor. In connection with the employment of Mr. McGrevin as acting Chief Executive Officer and President of the Company, the Company entered into an Employment Agreement with Mr. McGrevin approved by the Compensation Committee pursuant to which Mr. McGrevin agreed to serve in such capacities until December 31, 1997 at a fixed salary of $90,000 per year. The salary of all the Company's incumbent executive officers remained unchanged from such salary for the previous year. Two of the Company's newly appointed executive officers received a modest salary increase during 1997 in connection with such officers' assumption of increased responsibilities and duties. As a part of a restructuring plan implemented by the Company in 1997 and approved by the Board of Directors, the Company promoted certain of its key managerial staff to positions as executive officers.

Except for the salary adjustments described above, salaries of the employees promoted to executive positions were not adjusted as a part of such restructuring.

    BONUS. During 1997, the Company reviewed and considered a new annual incentive bonus plan structure for the Company, but did not approve any such bonus plans for executive officers generally. Based on recommendations from the senior executive officers, five of the Company's Vice Presidents received bonuses for 1997. No other executive officers of the Company received bonuses for 1997.

    LONG-TERM INCENTIVE. The Company's only current method of awarding long-term compensation is its stock option plan, approved by shareholders. All officers are eligible to receive grants under the stock option plan. Grants under the plan generally extend for five to ten years, are priced at not less than fair market value on the date of grant, and are generally intended to provide incentive for future performance rather than reward past performance. Three of the Company's executive officers, including its interim Chief Executive Officer during 1997, were granted stock options in 1997. Mr. McGrevin was awarded a non-qualified stock option for the purchase of up to 150,000 shares of the Company's common stock at an exercise price $4.75 per share, which was the current fair market value of such stock at the time of grant, in order to induce Mr. McGrevin to accept his employment as Chairman and interim Chief Executive Officer of the Company, as well as to incentivize Mr. McGrevin and link his compensation with the Company's operating result. In addition, two other executives officers of the Company received stock option awards in 1997. In awarding stock options, the Compensation Committee considers (i) the contribution to the performance of the Company of eligible employees, sales representatives and other eligible persons, (ii) stock options held by and previously awarded to eligible employees and (iii) stock ownership of eligible employees, in addition to other factors the Compensation Committee may from time to time deem relevant.

    One of the factors in the Compensation Committee's consideration of compensation matters is the anticipated tax treatment to the Company and to its executive officers of various components of compensation. However, amendments to and interpretations of the tax laws and other factors beyond the control of the Compensation Committee affect the tax treatment of compensation. For these reasons, the Compensation Committee will not necessarily and in all circumstances limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code. The Compensation Committee will consider various alternatives to preserving the deductibility of other components of compensation to the extent reasonably practicable and to the extent consistent with other compensation objectives of the Company.

    The Compensation Committee intends to continually evaluate the Company's compensation policies and procedures with respect to executive officers. Although the Compensation Committee believes that current compensation policies align the financial interests of executive officers with those of the Company's shareholders and with Company performance, it will continue to examine what modifications, if any, should be implemented to further link executive compensation with both individual and Company performance.

                                          COMPENSATION COMMITTEE

                                          Rosdon Hendrix

                                          Kenneth F. Davis

STOCK PRICE PERFORMANCE GRAPH

    The graph below compares cumulative total returns (changes in stock price plus reinvested dividends) on a hypothetical investment of $100 in the Common Stock of Isolyser, the S&P 500 Index and the S&P Health Care Sector Index (formerly known as the S&P Health Care Composite Index), for the period commencing October 20, 1994 (the effective date of the Company's initial public offering) and ending December 31, 1997.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             ISOLYSER COMPANY, INC.      S & P 500      S & P HEALTH CARE SECTOR
10/20/94                         $ 100        $ 100                            $ 100
12/94                              100          100                              103
12/95                              156          138                              163
12/96                               78          169                              197
12/97                               26          226                              283

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    Deloitte & Touche LLP, the Company's independent auditors since 1987, have been appointed by the Board of Directors as the Company's independent auditors for 1998. A representative of Deloitte & Touche LLP is expected to be present at the Meeting, to be available to answer appropriate questions and to make a statement if desired.

       SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING OF SHAREHOLDERS

    Shareholder proposals to be presented at the 1999 Annual Meeting of Shareholders of Isolyser must be received at Isolyser's executive offices at 650 Engineering Drive, Technology Park, Norcross, Georgia 30092, addressed to the attention of the Secretary, by December 24, 1998, in order to be included in the proxy statement and form of proxy relating to such meeting.

                                 ANNUAL REPORT

    Isolyser's 1997 Annual Report is concurrently being mailed to shareholders. The Annual Report contains consolidated financial statements of Isolyser and the report thereon of Deloitte & Touche LLP, independent public accountants.

                                          By Order of the Board of Directors

                                                       [SIGNATURE]

                                          Travis W. Honeycutt

                                          SECRETARY

April 24, 1998

                              PROXY SOLICITED FOR
                       ANNUAL MEETING OF SHAREHOLDERS OF
                             ISOLYSER COMPANY, INC.
                            TO BE HELD MAY 27, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Gene R. McGrevin, Terence N. Furness and Travis W. Honeycutt, and each of them, with full power of substitution, proxies to represent and vote, as indicated below, all of the shares of Common Stock of Isolyser Company, Inc. ("Isolyser") that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held May 27, 1998, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged, and upon any other business that may properly come before the meeting or any adjournment. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

    1. ELECTION OF DIRECTORS:

/ /        FOR the election as directors of all nominees listed    / /        WITHHOLD AUTHORITY to vote for all nominees listed
           below (except as marked to the contrary below)                     below
           Gene R. McGrevin                                                   Gene R. McGrevin
           Terence N. Furness                                                 Terence N. Furness
           Travis W. Honeycutt                                                Travis W. Honeycutt
           Dan R. Lee                                                         Dan R. Lee
           Rosdon Hendrix                                                     Rosdon Hendrix
           Kenneth F. Davis                                                   Kenneth F. Davis
           John E. McKinley                                                   John E. McKinley

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY OF THE ABOVE LISTED
              NOMINEES, PLEASE STRIKE THROUGH THAT INDIVIDUAL'S NAME)

    THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

                                                                       DATED: , 1998
                                                                       ------------------------------------
                                                                       ------------------------------------
                                                                       Signature of Shareholder
                                                                       Please sign exactly as your name or names appear
                                                                       hereon. Where more than one owner is shown, each
                                                                       should sign. Persons signing in a fiduciary or
                                                                       representative capacity shall give full title.
                                                                       If this proxy is submitted by a corporation,
                                                                       please sign in full corporate name by authorized
                                                                       officer. If a partnership, please sign in
                                                                       partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.